Exhibit 5.1
WilmerHale
+1 212 230 8800 (f)
+1 212 230 8888 (f)
Wilmerhale.com

August 10, 2020
WEX Inc.
1 Hancock Street
Portland, ME 04101
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by WEX Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale of (i) an aggregate of 577,254 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Initial Shares”), (ii) up to $486,404,027.98 in aggregate accreted principal amount of 6.50% Convertible Senior Notes due 2027 (the “Notes”) and (iii) the shares of Common Stock issuable upon conversion of the Notes (the “Underlying Shares” and, together with the Initial Shares, the “Shares”, and the Shares, together with the Notes, the “Securities”). All of the Securities are being registered on behalf of certain securityholders of the Company (the “Selling Securityholders”).
We are acting as counsel for the Company in connection with the registration for resale of the Securities. We have examined and relied upon signed copies of the Registration Statement as filed with the Commission, including the exhibits thereto. We have also examined and relied upon the Certificate of Incorporation of the Company (as amended or restated from time to time, the “Certificate of Incorporation”), the Bylaws of the Company (as amended or restated from time to time, the “Bylaws”), the Purchase Agreement, dated June 29, 2020, by and between the Company and WP Bronco Holdings, LLC (the “Purchase Agreement”), the Indenture, dated July 1, 2020 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), the Registration Rights Agreement, dated July 1, 2020, by and between the Company and WP Bronco Holdings, LLC (the “Registration Rights Agreement” and, together with the Purchase Agreement and the Indenture, the “Transaction Documents”), the form of 6.50% Convertible Senior Notes due 2027, the form of Common Stock certificate and minutes of meetings of the Board of Directors of the Company as provided to us by the Company, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
For purposes of our opinions below, we have assumed that the Transaction Documents have been duly authorized, executed and delivered by all parties thereto other than the Company,

Wilmer Cutler Pickering Hale and Dorr LLP, 7 World Trade Center, 250 Greenwich Street, New York, New York 10007
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and that all such other parties have all requisite power and authority to effect the transactions contemplated by the Transaction Documents. We have also assumed that each Transaction Document is the valid and binding obligation of each party thereto other than the Company and is enforceable against such other parties in accordance with its terms. We have assumed the Trustee or an authenticating agent for the Trustee has duly authenticated the Notes pursuant to the Indenture. We do not render any opinion as to the application of any federal or state law or regulation to the power, authority or competence of any party to the Transaction Documents other than the Company.
Our opinion below, insofar as it relates to the Initial Shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the Purchase Agreement pursuant to which the Initial Shares and the Notes were initially issued and sold.
Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, (iv) general equitable principles and (v) the collectability of any portion of the stated principal amount of a Note that might be determined to constitute unearned interest upon acceleration thereon. We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the instruments or agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court. We are expressing no opinion herein as to the enforceability of any securities law indemnification and contribution provisions in the Transaction Documents. We are expressing no opinion herein with respect to compliance by the Company with state securities or “blue sky” laws, with any state or federal securities antifraud laws or with any state or federal antitrust or unfair competition laws.
We also express no opinion herein as to any provision of the Notes or the Indenture or any agreement (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Transaction Documents on the validity or enforceability of any other provision thereof, (d) requiring the payment of penalties, consequential damages or liquidated damages, (e) which is in violation of public policy, including, without limitation, any provision relating to indemnification and contribution with respect to securities law matters, (f) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (g) which provides that the terms of the Transaction Documents may not be waived or modified except in writing, (h) purporting to establish evidentiary standards or (i) relating to choice of law or consent to jurisdiction or regulations or any foreign trade or national security laws or regulations, including any relating to the Committee on Foreign Investment in the United States. For the avoidance of doubt, we express no opinion on any tax laws or tax matters, whether federal, state, foreign or otherwise.
We express no opinion herein as to the laws of any state or jurisdiction other than the State of New York and the General Corporation Law of the State of Delaware.
Based upon and subject to the foregoing, we are of the opinion that:

1.	The Initial Shares have been duly authorized and are validly issued, fully paid and nonassessable;

2.	The Notes have been duly authorized and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms; and

3.
The Underlying Shares have been duly authorized, and if and when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP
By:    /s/ Glenn R. Pollner
Glenn R. Pollner, a Partner

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